UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On March 25, 2024, Blackwells Capital LLC (“Blackwells”) began sending a letter to the shareholders of The Walt Disney Company (“Disney”) regarding the purpose of Blackwells’ activism campaign, the shortcomings of the Trian Fund Management, L.P.’s (“Trian”) campaign, and the merits of the Blackwells nominees to the Disney board of directors (the “Board”). On the same day, Blackwells issued a press release that included the letter, a copy of which is filed herewith as Exhibit 1. Additionally, on the same day, Blackwells made updates to its campaign website, www.TheFutureOfDisney.com. Copies of the updated materials are filed herewith as Exhibit 2.

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Certain Information Concerning Participants

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On February 6, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

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Exhibit 1

Blackwells Capital: Nelson Peltz is Not the Change Disney’s Board Needs

Peltz’s Disturbing Public Statements are Disqualifying for a Director Candidate and an Outrageous Affront to Disney’s Customers, Employees and Shareholders

Only Blackwells’ Nominees Can Bring Constructive, Independent and Thoughtful Change to Disney’s Board

Blackwells Urges Disney Shareholders to Vote FOR Blackwells’ Nominees Jessica Schell, Craig Hatkoff, and Leah Solivan on the GREEN Proxy Card Today

New York, March 25, 2024 -- Blackwells Capital, LLC (“Blackwells”), a shareholder of The Walt Disney Company (“Disney” or the “Company”) (NYSE:DIS), today released a letter to fellow Disney shareholders in connection with the Company’s Annual Meeting of Stockholders to be held on April 3, 2024, available here https://thefutureofdisney.com/wp-content/uploads/2024/03/The-Future-of-Disney-3-25-2024.pdf, at www.TheFutureOfDisney.com, and reproduced in full below:

The Future of Disney

March 25, 2024

Dear Fellow Walt Disney Company Shareholders,

Blackwells Capital LLC (“Blackwells”), a fellow shareholder of the Walt Disney Company (“Disney” or the “Company”), is soliciting your vote to elect Jessica Schell, Craig Hatkoff, and Leah Solivan to the board of directors of Disney (the “Board”) at the Company’s annual meeting of shareholders, which is scheduled to be held on April 3, 2024.

The purpose of Blackwells’ campaign is simple: to ensure that Disney has the right collection of minds around the boardroom table, working constructively together to make decisions that will benefit ALL shareholders for decades to come.

By now you’ve likely seen various materials from Blackwells including our presentation, The Future of Disney, which outlines our case for change at Disney and is available at www.TheFutureOfDisney.com. We urge our fellow Disney shareholders to carefully read these materials to best inform your voting decisions.

Walt Disney once said, “Times and conditions change so rapidly that we must keep our aim constantly focused on the future.”1

Indeed, this is probably the most important point of the contest for the election of the Board. The Board needs directors who are independent and who will guide management into the future and contribute relevant skills and experience.

The case for change is clear. Blackwells and its three nominees have identified certain governance failings at Disney that they believe can be corrected by adding to the Board the talents and capabilities that Blackwells’ nominees offer. Most of the current Board has presided over substantial dollar market value declines.2 Certainly, extraneous events like the global pandemic had an impact, however, in our view, Disney’s content and technology strategies are weak and its lack of transparency is stark—and the Board lacks real proficiency in these fields.

[1]	Disney Institute. “Leadership 101: Preparing the Leaders of Tomorrow Starts Today.” Forbes, 17 Jan. 2019, http://www.forbes.com/sites/disneyinstitute/2019/01/17/leadership-101-preparing-the-leaders-of-tomorrow-starts-today/?sh=f21bba957a23. Accessed 22 Mar. 2024.
[2]	Capital IQ as of 20 Mar. 2024.

Shareholders, particularly those who espouse the principals of good corporate governance and believe there is a need for change at Disney, do not have to accept the false dichotomy of Mr. Peltz or the status quo Board. The Board does not need nominees driven by personal grievances or animus towards management, as we believe Trian Partners’ (“Trian”) nominees Nelson Peltz and Jay Rasulo are.

In our view, Mr. Peltz not only lacks critical expertise, but appears to boast about his shortcomings. Mr. Peltz may be one of America’s most vocal investors, but he is also viewed as the “most overrated.”3 Fifteen out of twenty-two companies where Trian has taken a board seat, have underperformed the S&P 500 during Trian’s tenure on the board.4

Moreover, where Trian has outperformed the market, it has arguably been the result of management resisting or ignoring Trian’s ideas. At Proctor & Gamble, its management rejected Mr. Peltz’s main thesis to move its Cincinnati headquarters “just for disruption” and to decentralize M&A to its business units.5 At PepsiCo, its management rejected Mr. Peltz’s thesis to divest North American and International beverages, dispose of Frito Lay, and merge Pepsi’s high-performing products with Mondelez – where Mr. Peltz also had a stake – hardly moves that would have been in the best interest of shareholders (other than Mr. Peltz, perhaps).6

It is no surprise, then, that Trian faced a spate of investor redemptions due to poor performance, shuttering its U.K. fund, and overseeing a collapse of almost 40% of its assets under management.7 Key personnel have departed from Trian, including Mr. Peltz’s own son-in-law Ed Garden, which is due in part to Trian’s poor performance.8

Recently, Mr. Peltz has made a series of disturbing public statements that Blackwells believes are an affront to Disney’s customers, employees and shareholders, and ultimately should disqualify him from sitting on the Disney Board. Some of the views Mr. Peltz shared with the press include:9

“What sense is being a billionaire if you’re not a bully?”

“Why do I need an all-Black cast?” [Referring to box office hit – Black Panther]

[3]	Sonnenfeld, Jeffrey, and Steven Tian. “Nelson Peltz Is America’s Most Overrated Activist Investor. Here’s What the Experts Missed about His Performance.” Fortune, 20 Mar. 2024, https://fortune.com/2024/03/20/nelson-peltz-america-most-overrated-activist-investor-trian-performance-disney-unilever/. Accessed 22 Mar. 2024.
[4,5,6,7]	Id.
[8]	Thomas, Lauren. “WSJ News Exclusive | Trian Co-Founder Ed Garden Steps Down, Nelson Peltz Reshuffles Top Ranks at Activist Firm.” The Wall Street Journal, 1 June 2023, http://www.wsj.com/articles/trian-co-founder-ed-garden-steps-down-nelson-peltz-reshuffles-top-ranks-at-activist-firm-511cbfd. Accessed 22 Mar. 2024; See also “Nelson Peltz Is America’s Most Overrated Activist Investor. Here’s What the Experts Missed about His Performance.”
[9]	Agnew, Harriet. “Investor Nelson Peltz: ‘I’m Not Trying to Fire Bob Iger, I Want to Help Him.’” The Financial Times, 22 Mar. 2024, http://www.ft.com/content/0a182c97-6af7-42a6-ad9f-ae980562bb45. Accessed 22 Mar. 2024.

“Why do I have to have a Marvel [movie] that’s all women?” [Referring to The Marvels]

“I told Unilever not to pull out [of Russia] and so far they’ve listened,” says Peltz. “If we pull out of Russia, they will take our brands for themselves. I don’t think that’s a good trade.”

Fellow Shareholders, this is not the type of individual who belongs in Disney’s boardroom.

Blackwells’ Nominees Are the Clear Choice for The Future of Disney

In its recommendations, Institutional Shareholder Services, Inc. concluded that change is warranted at Disney, and we agree.10 Blackwells’ nominees offer solutions drawn from real-life experiences to address Disney’s issues and fill critical gaps on the Board. Blackwells’ proposal—to add back any incumbent Disney director who loses the election to a non-Disney director—will also ensure that the necessary change is made in a collaborative and efficient manner.

Craig Hatkoff has 47 years as an independent director on public company boards. He is a turnaround, risk-management, and financial expert with authority on governance best practices, strategic alternatives, and succession planning. Mr. Hatkoff also benefits from deep media industry knowledge. For the last 13 years, Mr. Hatkoff has been an independent director of SL Green Realty Corp., Manhattan’s largest office landlord.

Jessica Schell has unparalleled experience in media and entertainment. She is at the forefront of the content distribution paradigm, an industry expert in content value optimization, and would be a valuable addition to the Board. Ms. Schell spent 20 years in strategic and operating roles at three major entertainment companies – Warner Bros., NBC Universal, and Disney.

Leah Solivan has built her career on imagining and creating technology. She is precisely the candidate that this Board needs to continue to imagine the future AR/VR and AI trends at Disney. Ms. Solivan is deeply immersed in the latest technology as a General Partner at Fuel Capital. There, she is surrounded by cutting- edge AR/VR and spatial computing technologies, and the founders that are making it all possible. Before Fuel Capital, Ms. Solivan created TaskRabbit, Inc. (“TaskRabbit”), a pioneering on-demand marketplace company she founded in 2008. As TaskRabbit’s CEO for eight years, she scaled the company into an international business with operations in 44 cities, prior to overseeing TaskRabbit’s sale to IKEA.

To learn more about our plans to remedy these issues, we encourage shareholders to visit www.TheFutureOfDisney.com. Our campaign website also includes materials for shareholders to evaluate and help make the best voting decisions.

Sincerely,

Jason Aintabi

Chief Investment Officer

Blackwells Capital LLC

[10]	Institutional Shareholder Services, Inc. Special Situations Research, dated March 21, 2024.

Disney Shareholders – Please vote your proxy today on the GREEN universal proxy card “FOR” each of the Blackwells nominees and the Blackwells proposal.

If you have any questions about voting your proxy or need replacement proxy materials, contact:

Morrow Sodali LLC

+1 (800) 662-5200 (toll-free for shareholders)

+1 (203) 658-9400 (call collect for banks, brokers, trustees and other nominees)

Blackwells@morrowsodali.com

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees, and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance, and real estate enterprises. For more information, please visit www.blackwellscap.com.

Contacts

Media:
Gagnier Communications
Dan Gagnier & Riyaz Lalani
646-569-5897
blackwells@gagnierfc.com

Shareholders:
Morrow Sodali
Michael Verrechia & William Dooley
(800) 662-5200
blackwells@morrowsodali.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of The Walt Disney Company (the “Company”) for the 2024 Annual Meeting of Shareholders. On February 6, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

Exhibit 2